UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D. C. 20549


                               FORM 8-K


                            CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934



   Date of Report (Date of Earliest Event Reported): July 30, 1998


                       ENNIS BUSINESS FORMS, INC.
         ------------------------------------------------------
         (Exact name of registrant as specified in its charter)


          TEXAS                    1-5807                 75-0256410
 ----------------------------------------------------------------------
(State or other Jurisdiction    (Commission          (I. R. S. Employer
     of incorporation)          File Number)         Identification No.)


              107 N. Sherman Street, Ennis, Texas 75119
    ------------------------------------------------------------
    (Address of principal executive offices, including zip code)


                              (972) 872-3100
            ----------------------------------------------------
            (Registrant's telephone number, including area code)








Item 5.   Other Events

           On July 31, 1998, the Company announced changes in its Board of Directors and a repurchase of shares. Mr. Pat G. Sorrells resigned from the Board of Directors July 30, 1998. Mr. Sorrells indicated to the Board that his decision to resign was made in order to pursue personal interests. Mr. Sorrells' 300,000 shares of Ennis Business Forms, Inc. stock were acquired by mutual agreement with Mr. Sorrells on July 31, 1998, pursuant to Board authorization, at a purchase price of $3,300,000.

           Mr. Ronald M. Graham, Vice President - Human Resources and Secretary was elected by the Board to fill the vacancy left by Mr. Sorrells' resignation. The Board also elected Mr. Joe Bouldin, General Manager of the Company's largest manufacturing facility, which is located in Ennis, Texas, as a Director to fill the vacancy created by the retirement of Mr. Nelson Ward, former President, Chief Operating Officer and Director on July 23, 1998. Both Mr. Bouldin and Mr. Graham are expected to serve as Directors on an interim basis until the Board can complete a search for other qualified individuals to fill these Board positions on a permanent basis.

           The Company also announced appointments to fill the offices of President and Treasurer. Mr. Keith S. Walters was appointed as President in addition to his role as Chief Executive Officer and Chairman. Mr. Walters succeeds Mr. Nelson Ward as president, following Mr. Ward's retirement. The Board also appointed Harve Cathey as acting Chief Financial Officer and Treasurer.


Item 7.   Financial Statements and Exhibits

      (c)  Exhibits

          99.1 Press Release dated July 31, 1998 - Ennis Business Forms, Inc. announces changes in Directors and repurchase of shares
          99.2 Press Release dated July 31, 1998 - Ennis Business Forms, Inc. announces appointments of President and Treasurer
          99.3 Agreement dated July 30, 1998 between Ennis Business Forms,Inc., a Texas Corporation, and Pat G. Sorrells, a resident of Kingsland, Texas


                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                ENNIS BUSINESS FORMS, INC.



Dated:  August 4, 1998          By:   /s/ Harve Cathey
                                Printed Name: Harve Cathey
                                Title:  Treasurer